EXHIBIT

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made and entered into as of April    , 2002, by and among Westminster Capital, Inc., a Delaware corporation ("Westminster"), on the one hand, and Gibralt Capital Corporation ("Gibralt") an Alberta Corporation and MDB Capital Corp. Ltd. a Liberian corporation ("MDB") referred to collectively with Gibralt and MDB as the "Sellers"), on the other hand.

RECITALS

The sellers desire to sell to Westminster, and Westminster desires to purchase from the sellers, 1,472,748 shares (the "Shares") of the common stock, par value $1.00 per share (the "Common Stock"), of Westminster, which shares represent all of the shares of common stock of Westminster owned, either directly or indirectly, by any of the sellers.

AGREEMENT

        NOW, THEREFORE, the parties agree as follows:

1.
Sale of Shares

        As of the date hereof, the Sellers agree to sell and Westminster agrees to purchase the Shares for a purchase price of two dollars and eighty cents (US$2.80) per share (the "Purchase Price"). A certified check for three million six hundred three thousand seven hundred thirty-four dollars and forty cents (US$3,603,734.40) payable to Gibralt, a certified check for two hundred eighty thousand dollars (US$280,000) payable to MDB Capital and a wire transfer to an account designated by Gibralt of two hundred thirty nine thousand nine hundred and sixty dollars (US$239,960) representing the full Purchase Price for all of the Shares. In exchange for the Purchase Price and simultaneously with the receipt thereof, the Sellers shall deliver, or cause to be delivered, to Westminster stock certificates representing the Shares, duly endorsed for transfer, with signature guaranteed.

2.
Representations and Warranties of Gibralt

        Gibralt represents and warrants to Westminster that:

  (a)
  This Agreement has been duly executed and delivered by Gibralt and constitutes a valid and legally binding obligation of each of them enforceable against each of them in accordance with its terms;

  (b)
  Gibralt is the record owner of 1,372,748 of the Shares (the "Gibralt Shares") and owns such Shares free and clear of all liens, security interests, claims and other encumbrances, and has the power and authority to convey the Gibralt Shares to Westminster. In consideration for the Purchase Price, Westminster shall acquire good and marketable title to the Gibralt Shares, free and clear of any liens, security interests, claims or other encumbrances;

  (c)
  Gibralt has not at anytime prior to the date hereof sold, assigned, encumbered, subjected to a security interest or otherwise transferred all or any portion of the Gibralt Shares (or any interest therein) to any person or entity whomsoever; and Gibralt has the full power and authority to sell, assign and transfer the Gibralt Shares to Westminster in accordance with the terms hereof without the consent or approval of any third party; and

  (d)
  Other than the Gibralt Shares, Gibralt does not own, of record or beneficially, or have any other interest in, either directly or indirectly, any shares of Common Stock of Westminster. Additionally, Gibralt does not possess any option or other right to acquire shares of Common Stock of Westminster.

        The foregoing representations and warranties of Gibralt shall survive the completion of the purchase and sale of the Shares and shall continue in full force and effect for the benefit of Westminster.

3.
Representations and Warranties of MDB

        MDB represents and warrants to Westminster that:

  (a)
  This Agreement has been duly executed and delivered by MDB and constitutes a valid and legally binding obligation of MDB enforceable against MDB in accordance with its terms;

  (b)
  MDB is the record owner of 100,000 of the Shares (the "MDB Shares") and owns such Shares free and clear of all liens, security interests, claims and other encumbrances, and has the power and authority to convey the MDB Shares to Westminster. In consideration for the Purchase Price, Westminster shall acquire good and marketable title to the MDB Shares, free and clear of any liens, security interests, claims or other encumbrances;

  (c)
  MDB has not at anytime prior to the date hereof sold, assigned, encumbered, subjected to a security interest or otherwise transferred all or any portion of the MDB Shares (or any interest therein) to any person or entity whomsoever; and MDB has the full power and authority to sell, assign and transfer the MDB Shares to Westminster in accordance with the terms hereof without the consent or approval of any third party; and

  (d)
  Other than the MDB Shares, MDB does not own, of record or beneficially, or have any other interest in, either directly or indirectly, any shares of Common Stock of Westminster. Additionally, MDB does not possess any option or other right to acquire shares of Common Stock of Westminster.

        The foregoing representations and warranties of MDB shall survive the completion of the purchase and sale of the Shares and shall continue in full force and effect for the benefit of Westminster.

4.
Representations and Warranties of Westminster

        Westminster represents and warrants to the Sellers:

  (a)
  Westminster has good right and absolute authority to enter into this Agreement and to purchase the Shares from the Seller in the manner contemplated herein and to perform all of its obligations under this Agreement;

  (b)
  all necessary steps and corporate and other proceedings have been taken by Westminster to approve or authorize, validly and effectively, the purchase of the Shares by Westminster in accordance with this Agreement;

  (c)
  Westminster is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

  (d)
  this Agreement has been duly executed and delivered by Westminster and constitutes a legal, valid and legally binding obligation of Westminster enforceable against Westminster in accordance with its terms; and

  (e)
  the execution, delivery and performance of this Agreement by Westminster, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

  (i)
  any term or provision of any of the articles, by-laws or other documents of Westminster;

  (ii)
  the terms of any agreement or contract or understanding or other obligation or restriction to which Westminster is a party or by which it is bound; or

  (iii)
  any order of any court, governmental authority or regulatory body or any law or regulation applicable to Westminster;

  (f)
  Westminster is under no obligation, contractual or otherwise, to request or obtain the consent of any third party to any of the transactions contemplated herein;

  (g)
  no permits, consents, licences, certificates or approvals by any governmental or regulatory authority are required for the execution, delivery and performance by Westminster of the transactions contemplated herein;

  (h)
  there are no actions, suits or proceedings pending or threatened against or affecting Westminster before any court, governmental authority, body, commission, board, bureau, agency or instrumentality having jurisdiction which, if determined adversely, could affect the ability of Westminster to perform its obligations under this Agreement; and

  (i)
  no document or other written information or materials relating to Westminster made, furnished or provided by or on behalf of Westminster to the Sellers in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made and when read in conjunction with the totality of the written information and materials provided to Seller, not misleading.

        The foregoing representations and warranties of Westminster shall survive the completion of the purchase and sale of the Shares and shall continue in full force and effect for the benefit of the Sellers.

5.
Mutual Release

        Each of the Sellers hereby forever relieves, releases and discharges Westminster, and its officer, directors, employees and stockholders, and Westminster hereby forever relieves, releases and discharges the Sellers, and their officers, directors, employees and stockholders, from any and all claims, debts, liens, liabilities, losses, demands, obligations, promises, acts, agreements, costs and expenses, damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, existing now or accruing in the future based on, arising out of, or in connection with any action or omission of the other party prior to the date hereof excluding any claims arising under this Agreement (collectively, "Released Claims") and agrees that the released party shall not have any liability or obligation whatsoever to any of the Sellers or Westminster, as applicable, or any person claiming by or through any such party, arising out of or in connection with the Released Claims. In furtherance thereof, each of the parties acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

      A general release does not extend to claims which the creditor did not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

Each of the parties waives any and all rights it has or may have under California Civil Code Section 1542 and/or any successor section to it with respect to the claims released hereby.

6.
Indemnification

(a)
Westminster agrees to indemnify and hold harmless the Sellers and their officers, directors, employees and stockholders from and against any and all actions, suits, claims, demands, obligations and liabilities which either of them may suffer or incur, to the extent arising out of or resulting from: (i) any inaccuracy in any representation and warranty made by Westminster in this Agreement; or (ii) any breach by Westminster or the failure of Westminster to comply with, any of its covenants or obligations under this Agreement; and

(b)
The Sellers, severally, agree to indemnify and hold harmless Westminster and its officers, directors, employees and stockholders from and against any and all actions, suits, claims, demands, obligations and liabilities which it may suffer or incur, to the extent arising out of or resulting from: (i) any inaccuracy in any representation and warranty made by the Sellers in this Agreement; or (ii) any breach by the Sellers or the failure of the Sellers to comply with, any of their covenants or obligations under this Agreement.

7.
Successors and Assigns.

        This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors in interest.

8.
Governing Law

        This Agreement and the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law principles that may require the application of any other laws.

9.
Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be one and the same document.

10.
Entire Agreement

        This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein. This Agreement may be modified only by a writing signed by each of the parties.

        IN WITNESS WHEREOF, the parties have executed this Agreement upon the date above written.

WESTMINSTER CAPITAL, INC.
By:	/s/ Keenan Bheurly
Its:	Vice President
GIBRALT CAPITAL CORPORATION
By:	/s/ John Ciampi
Its:	Vice President of Finance
MDB CAPITAL CORP. LTD.
By:	/s/ Marc Belzberg
Its:	President